EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Shire plc’s Registration Statements on Form S-8 (Nos. 333-09168, 333-93543, 333-60952, 333-91552, 333-111579, 333-129961, 333-129960 and 333-111108), Form S-4 (No. 333-55696) and Form S-3 (Nos. 333-72862-01, 333-38662 and 333-39702) of our report dated February 25, 2013 relating to the financial statements of the Shire Income Access Share Trust appearing in this Annual Report on Form 10-K of Shire plc for the year ended December 31, 2012.

/s/ Deloitte LLP

DELOITTE LLP
London, United Kingdom
February 25, 2013